EXHIBIT 10.27

EXECUTION VERSION

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DATED AS OF
OCTOBER 6, 2009

AMONG

AURORA OIL & GAS CORPORATION,
AS BORROWER, A DEBTOR AND DEBTOR-IN-POSSESSION,

HUDSON PIPELINE & PROCESSING CO., LLC,
AS A GUARANTOR, A DEBTOR AND DEBTOR-IN-POSSESSION,

BNP PARIBAS,
AS ADMINISTRATIVE AGENT AND ISSUING BANK,

AND

THE LENDERS PARTY HERETO

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

BNP PARIBAS

TABLE OF CONTENTS

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Security Instruments
Exhibit E-2	Form of Debtor-In-Possession Guaranty and Collateral Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G	Interim Order
Exhibit H	Agreed Budget

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Existing Swap Agreements
Schedule 8.13	Existing Accounts
Schedule 9.02	Debt
Schedule 9.03	Liens
Schedule 9.05	Investments
Schedule 9.17	Exceptions to Prohibited Contracts

v

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of October 6, 2009, is among: Aurora Oil & Gas Corporation, debtor and debtor-in-possession, a corporation duly formed and existing under the laws of the State of Utah (the “Borrower”); Hudson Pipeline & Processing Co., LLC, debtor and debtor-in-possession, a limited liability company duly formed and existing under the laws of the State of Michigan (“HPPC” or, a “Guarantor”); each of the lenders from time to time party hereto, (collectively, the “Lenders” and individually, a “Lender”); and BNP Paribas, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and Issuing Bank.

RECITALS

WHEREAS, on July 12, 2009 (the “Petition Date”), the Borrower and HPPC each filed a voluntary petition with the Bankruptcy Court thereby initiating cases under Chapter 11 of the Bankruptcy Code (collectively, the “Bankruptcy Cases” and, individually, a “Bankruptcy Case”).

WHEREAS, each of the Borrower and HPPC has continued in the possession of its assets and in the management of its business as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a working capital revolving facility in an amount not to exceed $3,000,000.00, which extensions of credit the Borrower will use for the purposes described herein.

WHEREAS, to provide security for the repayment of the loans made available pursuant hereto and payment of the other obligations of the Borrower and the other Loan Parties under the Loan Documents, the Borrower and the other Loan Parties have agreed to provide the Administrative Agent and the Lenders with the following:

(a)           a perfected first priority Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, on all Property of the Borrower and the other Loan Parties which was unencumbered by any Lien as of the Petition Date (other than Avoidance Actions and any proceeds or property recovered in respect of such Avoidance Actions);

(b)           a perfected Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all Property of the Borrower and the other Loan Parties subject to existing valid, perfected, enforceable and unavoidable Liens on such Property (other than Property subject to Liens securing obligations owed to the Pre-Petition Secured Parties);

(c)           a perfected first priority, senior priming Lien, pursuant to Section 364(d)(1) of the Bankruptcy Code, upon all property of the Borrower and the other Loan Parties that on the Petition Date is subject to a Lien securing any obligations owed to the Pre-Petition Secured Parties; and

(d)           with respect to the obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents, an allowed administrative expense claim in each Bankruptcy Case pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses (subject to the Carve-Out) of the kind specified in or arising under any sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) or 726 thereof), but excluding the proceeds or property recovered in respect of Avoidance Actions;

WHEREAS, the Lenders have agreed to make available to the Borrower a working capital revolving loan facility upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

AGREEMENT

ARTICLE I
Definitions and Accounting Matters

Section 1.01  Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02  Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and any syndication agent, documentation agent or similar agent that hereafter becomes a party hereto and “Agent” shall mean either the Administrative Agent or such other agent, as the context requires.

“Aggregate Commitments” shall mean all of the Commitments of all of the Lenders.  The Aggregate Commitments on the Effective Date are $3,000,000.00.

“Agreed Budget” means the budget approved by the Administrative Agent and the Majority Lenders and defined in Section 7.26, as such budget may be updated from time to time in accordance with the provisions of Section 8.01(d)(i).  The initial Agreed Budget is attached as Exhibit H.

“Agreement” means this Debtor-In-Possession Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1 % and (c) 3.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Applicable Margin" means, for any day, with respect to (a) any Eurodollar Loan, the rate per annum equal to 8.00%, and (b) any ABR Loan, the rate per annum equal to 8.75%.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) Schlumberger Holditch Reservoir Technology and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means BNP Paribas, in its capacities as the sole lead arranger and sole bookrunner hereunder.

“Assignee” has the meaning assigned to such term in Section 13.04(b)(i).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 13.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year of the Borrower, including the notes thereto, referred to in Section 7.04(a).

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Avoidance Actions” means causes of action arising under the Bankruptcy Code, including all of the Borrower’s and Guarantor’s rights in and claims and causes of action under Sections 541, 542, 544, 545, 547, 548, 549, 550, 551, 552(b) and 553 of the Bankruptcy Code.

“Bankruptcy Case” or “Bankruptcy Cases” have the meaning assigned to each such term in the Recitals.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Michigan.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to Property, plant or equipment on a consolidated balance sheet of such Person or have a useful life of more than one (1) year plus (b) the aggregate principal amount of all Debt (including obligations under Capital Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Carve-Out” means sums having priority ahead of the Liens securing the Indebtedness and the Super-Priority Claims for (a) in the event of the occurrence and during the continuance of an Event of Default, the payment (as the same may be due and become payable) of (i) professional fees and disbursements allowed by order of the Bankruptcy Court that are incurred by the Loan Parties or the Creditors’ Committee, (ii) any disbursement (other than attorneys’ or other professional fees) of any member of the Creditors’ Committee allowed by order of the Bankruptcy Court, in each case under clauses (a)(i) and (ii) hereof, only to the extent all such fees or disbursements are incurred after such Event of Default in an aggregate amount not in excess of $150,000 with (A) $100,000 of such amount available first to cover the Loan Parties’ professionals and (B) $50,000 of such amount available first to cover the Creditors’ Committee and its members, and (iii) professional fees and disbursements allowed by order of the Bankruptcy Court that are incurred by the Loan Parties or the Creditors’ Committee which are accrued and unpaid as of such Event of Default in an aggregate amount not in excess of $500,000 with (A) $400,000 of such amount available first to cover the Loan Parties’ professionals and (B) $100,000 of such amount available first to cover the Creditors’ Committee and its members, and (b) the payment of unpaid fees of the United States Trustee, pursuant to 28 U.S.C. §1930; provided, however, that no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred for the purpose of (w) objecting to or contesting in any manner, or in raising any defenses to, the amount, validity, extent, perfection, priority or enforceability of the indebtedness or other obligations of the Loan Parties owing to (1) any of the Lenders and/or the Administrative Agent under this Agreement and the other Loan Documents and (2) any of the Pre-Petition Secured Parties under any of the applicable Pre-Petition Loan Documents, or any Liens with respect thereto, or any other rights or interests of the Lenders, the Administrative Agent and/or the Pre-Petition Secured Parties, or in investigating or asserting any Claims or causes of action, including any actions under Chapter 5 of the Bankruptcy Code against the Administrative Agent, any of the Lenders and/or any of the Pre-Petition Secured Parties; (x) preventing, hindering, or delaying the Administrative Agent’s or the Lenders’ enforcement or realization upon any of the Collateral to the extent permitted hereunder or under the applicable Loan Documents; (y) selling any Collateral, except as permitted under this Agreement and the Financing Orders; or (z) modifying the Administrative Agent’s and any Lender’s rights under this Agreement and the other Loan Documents; provided, further, that notwithstanding anything to the contrary herein, (y) no more than a total aggregate amount of $35,000 of the Carve-Out may be used by the Creditors’ Committee to investigate the matters described in the foregoing clause (w) of the immediately preceding proviso as such apply solely to the Pre-Petition Secured Parties and the Pre-Petition Loan Documents, and (z) so long as no Event of Default shall have occurred and be continuing, the Loan Parties shall be permitted to pay reasonable compensation and reimbursement of expenses allowed by order of the Bankruptcy Court under 11 U.S.C. §328, §330 and §331, as such compensation and expenses may be due and payable and be in accordance with the Agreed Budget, and such compensation and expenses shall not reduce the Carve-Out.  This Carve-Out is not in addition to the “carve-out” set forth in the Cash Collateral Order.

“Cash Collateral Order” means the Agreed Final Order (I) Authorizing the Debtors’ Use of Cash Collateral Pursuant to 11 U.S.C. §§ 361 and 363(c); And (II) Granting Replacement Liens, Adequate Protection and Administrative Expense Priority to Certain Pre-Petition Lenders, entered on the docket of the Bankruptcy Court on August 11, 2009.

“Cash Management Order” means the Final Order (I) Authorizing Continued Use of Existing Bank Accounts, Cash Management System, and Checks and Business Forms and (II) Granting Temporary Waiver of Bond Requirement, entered on the docket of the Bankruptcy Court on August 12, 2009.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $100,000.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Claims" shall mean any and all claims, third-party claims, causes of action, actions, cross actions, damages, losses, liabilities, costs, fees, attorneys’ fees, consultant fees, expert fees, expenses, debts, dues, sums of money, accounts, reckonings, contracts, controversies, arbitrations, mediations, agreements, promises, demands, judgments and executions of any and every character, kind and nature whatsoever, whether known or unknown, fixed or contingent, direct or indirect, express or implied, latent or patent, accrued or not accrued, liquidated or unliquidated, matured or unmatured, foreseen or unforeseen, or suspected or unsuspected, in contract or in tort or otherwise, and regardless of the legal, contractual or equitable basis thereof, including but not limited to any such claims, third-party claims, causes of action, actions, cross actions, damages, losses, liabilities, costs, fees, attorneys’ fees, consultant fees, expert fees, expenses, debts, dues, sums of money, accounts, reckonings contracts, controversies, arbitrations, mediations, agreements, promises, demands, judgments and executions based upon breach of contract, breach of express warranty, breach of implied warranty, negligence, usury, misrepresentation, negligent misrepresentation, conspiracy, unconscionability, declaratory relief, duress, economic duress, defamation, control, interference with contractual or business relationships, conflicts of interest, misuse of insider information, concealment, disclosure, secrecy, wrongful setoff, violations of statutes and regulations of governmental entities, instrumentalities and agencies, racketeering activities, securities or antitrust laws violations, tying arrangements, deceptive trade practices, breach or abuse of any alleged fiduciary duty, breach or abuse of any alleged duty of care or loyalty, breach of any alleged special relationship, course of conduct or dealing, alleged obligation of fair dealing, alleged obligation of good faith, alleged obligation of good faith and fair dealing, failure to provide notice of, or request consent to, any matter or action whether or not in connection with or related to an agreement, or any doctrine of piercing the corporate veil, alter ego, mere instrumentality or agency.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means a collective reference to all real and personal Property required to be pledged to the Administrative Agent to secure all or part of the Indebtedness pursuant to the Security Instruments, the Interim Order or the Final Order.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and obligation to acquire participations in Letters of Credit hereunder from time to time during the Availability Period in accordance with the terms of this Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as its “Commitment” opposite such Lender’s name on Annex I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04(b); provided, each Lender’s obligation to acquire participations in Letters of Credit shall not exceed such Lender’s Pro Rata Share of the LC Commitment.

“Confirmed Plan of Reorganization” means a plan of reorganization of the Loan Parties under the Bankruptcy Cases which has been confirmed by the Bankruptcy Court and which (a) provides for the payment in full in cash of all Indebtedness on the Plan Effective Date or (b) is otherwise satisfactory to the Administrative Agent and the Majority Lenders.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Creditors’ Committee” means the official committee of unsecured creditors appointed by the United States trustee on or about July 21, 2009 in the Bankruptcy Cases.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Releasing Parties” means, expressly subject to Section 12.01(e), collectively, the Borrower, HPPC, and each of their respective estates under the Bankruptcy Cases created pursuant to Section 541 of the Bankruptcy Code, and any Person seeking to exercise the rights of any such estate, including, any successor to the Borrower or HPPC, as the case may be, or any representative of any such estate appointed or selected pursuant to Section 1123(b) of the Bankruptcy Code or otherwise (including, any Chapter 11 or Chapter 7 trustee appointed in either of the Bankruptcy Cases), on their own behalf and derivatively on behalf of the Equity Interest holders and creditors of Borrower and HPPC.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 13.02).  For purposes hereof, Effective Date shall mean October [___], 2009.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall mean those waste that are excluded from the definition of “hazardous  waste” pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas  waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 261.4(b)(5), such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which the associated liabilities have been appropriately recorded in the applicable Person’s books in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which the associated liabilities have been appropriately recorded in the applicable Person’s books in accordance with GAAP; (c) statutory landlords’ liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which the associated liabilities have been appropriately recorded in the applicable Person’s books in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for Claims which are not delinquent or which are being contested in good faith by appropriate action and for which the associated liabilities have been appropriately recorded in the applicable Person’s books in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further, that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Disposition” means, with respect to the Borrower or any of its Subsidiaries, any Disposition consisting of (a) the sale, transfer or other disposition of Hydrocarbons in the ordinary course of such Person’s business; (b) farmouts in the ordinary course of such Person’s business of undeveloped acreage or undrilled depths and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of such Person or is replaced by equipment of at least comparable value and use; or (d) the granting of easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other restrictions as to the use of real property, and other similar encumbrances incurred in the ordinary course of business which, in the case of this clause (d), in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of such Person’s business.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

“Existing Accounts” has the meaning assigned to such term in Section 8.13.

“Existing Swap Agreements” means those Swap Agreements of the Loan Parties in existence as of the Effective Date and set forth on Schedule 7.20 hereto.

“Extraordinary Receipt” means any collections or other payments or transfers received by a Loan Party not in the ordinary course of business, including, without limitation, (a) proceeds of insurance (including proceeds of any key man life insurance policies), judgments, proceeds of judgments or other consideration of any kind in connection with any cause of action, (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments and (d) pension reversions.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated October 6, 2009, among the Borrower, the Administrative Agent and the Arranger.

“Final Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court approving this Agreement and the other Loan Documents, in form and substance satisfactory to the Administrative Agent, which order or judgment is in effect and not stayed, and as to which the time to appeal, petition for certiorari, or move for re-argument or re-hearing has expired and as to which no appeal, petition for certiorari, or other proceeding for re-argument or re-hearing shall then be pending, or, if pending, no stay pending appeal shall have been granted.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financing Orders” means, collectively, the Interim Order and the Final Order.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, any Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means:

(a)         HPPC, debtor and debtor-in-possession, a limited liability company duly formed and existing under the laws of the State of Michigan, that is a debtor in the Bankruptcy Cases; and

(b)         each other Person that guarantees the Indebtedness pursuant to Section 8.15.

“Guaranty Agreement” means a Guaranty and Collateral Agreement executed by the Guarantors in substantially the form of Exhibit E-2 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document;  and (b) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than one (1) month duration, each day prior to the last day of such Interest Period that occurs at intervals of one (1) month duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or two (2) months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means, to the extent necessary, the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court with respect to the Bankruptcy Cases substantially in the form of Exhibit G hereto, approving, inter alia, this Agreement and the other Loan Documents, and (a) authorizing the incurrence by the Loan Parties of interim secured indebtedness in accordance with this Agreement, and (b) approving the payment by the Loan Parties of the fees contemplated by this Agreement and the Fee Letter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means BNP Paribas, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means $700,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the higher of (a) the rate appearing on Reuters Screen LIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period and (b) 4.00%.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the higher of (a) the rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period and (b) 4.00% per annum.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.  For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least fifty-one percent (51%) of the Aggregate Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least fifty-one percent (51%) of the total aggregate Revolving Outstanding Amounts (without regard to any sale by a Lender of a participation in any Loan under Section 13.04(c)).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document, (e) the Administrative Agent’s or the Lenders’ ability to realize upon the Collateral, or (f) the Collateral (or the value thereof) or a material impairment of the Administrative Agent’s or the Lenders’ Liens or the priority thereof.

“Material Indebtedness” means Debt (other than the Loans and the Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means the earliest to occur of (i) January 7, 2010, (ii) the date that is 30 calendar days after the date hereof, solely to the extent that the Final Order has not been entered by the Bankruptcy Court prior to the date that is 30 calendar days after the date hereof, (iii) the date that the Aggregate Commitments terminate and/or the Indebtedness is accelerated, in each case, by the Administrative Agent or the Lenders upon the occurrence of an Event of Default and in accordance with Section 10.02(a), and (iv) the Plan Effective Date, unless terminated earlier in accordance with the terms of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments (taken together with the Interim Order, if applicable, and the Final Order).

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means in connection with any issuance or Disposition of assets, Equity Interests, Debt securities, Casualty Events or the incurrence of loans, the cash proceeds received from such Disposition, issuance or incurrence, net of Taxes, attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or Property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning assigned to such term in Section 13.04(c)(i).

“Patriot Act” has the meaning assigned to such term in Section 13.16.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investments” means, at any time, Investments by the Loan Parties permitted to exist at such time pursuant to the terms of Section 9.05.

“Permitted Liens” has the meaning assigned to such term in Section 9.03.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided, that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt does not have a stated interest rate in excess of the stated interest rate of the Refinanced Debt; (d) such new Debt does not contain any covenants which are materially more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt and (e) such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent and the Majority Lenders.

“Permitted Variance” means a Variance within a Proposed Budget or an Agreed Budget, as the case may be, on any amount on a line-item basis that does not cause, individually or in the aggregate with all other Variances on all other line-items, to exceed the total aggregate amount of all line-items in the Proposed Budget or Agreed Budget, as the case may be, for the applicable period by more than 10%, tested weekly; provided, however, that any unused amounts within a particular line-item for a particular week may be added on a cumulative basis to the amount provided for in the same line-item for succeeding weeks, so long as such succeeding weeks are not part of a Subsequent Budget Period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the Recitals.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Plan Effective Date” means the date on which the Confirmed Plan of Reorganization becomes effective as a result of confirmation by the Bankruptcy Court.

“Pre-Petition First Lien Administrative Agent” means BNP Paribas, or any successor thereto, in its capacity as “Administrative Agent” under the Pre-Petition First Lien Credit Agreement.

“Pre-Petition First Lien Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 20, 2007, among the Borrower, the Pre-Petition First Lien Lenders, and the Pre-Petition First Lien Administrative Agent, as amended, supplemented or otherwise modified prior to the date hereof.

“Pre-Petition First Lien Lenders” means the “Lenders” under the Pre-Petition First Lien Credit Agreement.

“Pre-Petition Loan Documents” means, collectively, all “Loan Documents” under and as defined in (a) the Pre-Petition First Lien Credit Agreement and (b) the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Second Lien Administrative Agent” means D.E. Shaw Laminar Portfolios, L.L.C., as successor to BNP Paribas, or any successor thereto, in its capacity as “Administrative Agent” under the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Second Lien Credit Agreement” means the Second Lien Term Loan Agreement, dated as of August 20, 2007, among the Borrower, the Pre-Petition Second Lien Lenders, and the Pre-Petition Second Lien Administrative Agent, as amended, supplemented or otherwise modified prior to the date hereof.

“Pre-Petition Second Lien Lenders” means the “Lenders” under the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Secured Indebtedness” means, collectively, all “Indebtedness” under and as defined in (a) the Pre-Petition First Lien Credit Agreement and (b) the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Secured Parties” means, collectively the Pre-Petition First Lien Administrative Agent, each Pre-Petition First Lien Lender, the Pre-Petition Second Lien Administrative Agent and each Pre-Petition Second Lien Lender.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Budget” has the meaning assigned to such term in Section 8.01(d)(i).

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth (9th) decimal place), the numerator or which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided, that if the Commitment of each Lender to make Loans and its obligation to acquire participations in Letters of Credit have been terminated pursuant to Section 10.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt”.

“Register” has the meaning assigned to such term in Section 13.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Released Matters” has the meaning assigned to such term in Section 12.01(a).

“Released Parties” means, collectively, the Pre-Petition First Lien Administrative Agent, each Pre-Petition First Lien Lender, BNP Paribas, in its capacity as issuing bank, sole lead arranger and sole bookrunner under the Pre-Petition First Lien Credit Agreement, the Pre-Petition Second Lien Administrative Agent, each Pre-Petition Second Lien Lender, and BNP Paribas, in its capacity as sole lead arranger and sole bookrunner under the Pre-Petition Second Lien Credit Agreement, in each case, together with their respective current and former directors, officers, employees, shareholders, members, principals, partners, trustees, managers, heirs, executors, administrators, insurers, professionals, attorneys, agents, Subsidiaries, Affiliates, predecessors, successors, assigns, in each case, in their respective capacities as such, and any other Person claimed to be liable derivatively through any Person referred to in the foregoing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Reserve Report” means the latest “Reserve Report” (as such term is defined in the Pre-Petition First Lien Credit Agreement) delivered to the Pre-Petition First Lien Administrative Agent pursuant to the Pre-Petition First Lien Credit Agreement, together with any other information providing for any material update to the information contained therein.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, chief restructuring officer, any Financial Officer or any vice president of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Outstanding Amount” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Loan Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Loan Party has sold or transferred (or is to sell or transfer) to a Person which is not a Loan Party or (b) which such Loan Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Loan Party to another Person which is not a Loan Party in connection with such lease.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent and each of the Lenders.

“Security Instruments” means, collectively, the Guaranty Agreement and the other letters, agreements, instruments or certificates described or referred to in Exhibit E-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Budget Period” has the meaning assigned to such term in Section 8.01(d)(i).

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Super-Priority Claim” shall mean, in relation to the Loan Parties, a claim in the Bankruptcy Cases which is an administrative expense claim authorized and established by the Bankruptcy Court pursuant to Sections 364(c)(1) and 507(b) of the Bankruptcy Code and having priority over any or all administrative expenses of the kind specified in Sections 503(b), 507(b) and 546(c) of the Bankruptcy Code.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the- counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest of (a) the Maturity Date, and (b) the date of termination of all of the Commitments.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, the Interim Order, if applicable, and the Final Order and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Transferee” means any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Variance” means (a) a new line item contained in a Proposed Budget that was not contained in the most recent Agreed Budget, or (b) a difference in the amount contained in an Agreed Budget or a Proposed Budget, as the case may be, on a per line-item basis, compared to the respective line-item amount that was previously in effect.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03   Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04    Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II
The Credits

Section 2.01   Commitments.  Subject to the terms and conditions set forth herein and in the Financing Orders, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Outstanding Amount exceeding such Lender’s Commitment or (b) the total aggregate Revolving Outstanding Amounts exceeding the Aggregate Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and re-borrow the Loans.

Section 2.02   Loans and Borrowings.

(a)           Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to fund any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to fund Loans as required.

(b)           Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may fund any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to fund such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Notes.  The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, in each case, payable to the order of such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed.  In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 13.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03   Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, on the Business Day of the proposed Borrowing; provided, that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)     the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)   whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)   in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)    the current total aggregate Revolving Outstanding Amounts (without regard to the requested Borrowing) and the pro forma total aggregate Revolving Outstanding Amounts (giving effect to the requested Borrowing); and

(vi)   the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.  Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total aggregate Revolving Outstanding Amounts to exceed the Aggregate Commitments.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04   Interest Elections.

(a)           Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)           Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)   if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)           Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05   Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date that is within the Availability Period by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)           Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from liability for failure to perform its obligations hereunder.

Section 2.06   Termination and Reduction of Aggregate Commitments.

(a)           Scheduled Termination of Aggregate Commitments.  Unless previously terminated, the Aggregate Commitments shall terminate on the Maturity Date.

(b)           Optional Termination and Reduction of Aggregate Commitments.

(i)     The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided, that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total aggregate Revolving Outstanding Amounts would exceed the Aggregate Commitments.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated.  Each reduction of the Aggregate Commitments shall be made ratably among the Lenders.

Section 2.07   Use of Proceeds.  The proceeds of the Loans and the Letters of Credit shall be used to (a) pay certain fees and expenses relating to the Loan Documents, (b) support the working capital and general corporate purposes of the Borrower and its Subsidiaries, in each case, solely as permitted under the Agreed Budget (and Permitted Variances related thereto), (c) make any other payments permitted to be made in the Interim Order (if applicable), the Final Order or any other order of the Bankruptcy Court to the extent not prohibited by this Agreement, or (d) make any other payment otherwise consented to by the Majority Lenders.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  Nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions, or applications made in the Bankruptcy Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 328, 330 or 331 of the Bankruptcy Code, by any party in interest.  Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not use the proceeds of the Loans or the Letters of Credit (i) for any purpose that is prohibited under the Bankruptcy Code or (ii) to investigate, commence or prosecute or join in any action against the Administrative Agent, the Issuing Bank or any Lender seeking (x) to avoid, subordinate in a manner not provided in the Loan Documents, in the Interim Order or in the Final Order or re-characterize the Indebtedness or any of the Administrative Agent’s Liens, (y) any monetary, injunctive or other affirmative relief against the Administrative Agent, the Issuing Bank or any Lender or their Collateral in connection with the Loan Documents, or (z) to prevent or restrict the exercise by the Administrative Agent, the Issuing Bank or any Lender of any of their respective rights or remedies under the Loan Documents.

Section 2.08   Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit, as applicable), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)     requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)   specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)   specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)   specifying the current total aggregate Revolving Outstanding Amounts (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit, as applicable) and the pro forma total aggregate Revolving Outstanding Amounts (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit, as applicable).

Each notice shall constitute a representation by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total aggregate Revolving Outstanding Amounts shall not exceed the Aggregate Commitments.

If requested by the Issuing Bank, the Borrower also shall submit a Letter of Credit Agreement on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of an outstanding Letter of Credit, as applicable, or the occurrence and continuance of a Default, or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that if such LC Disbursement is not less than $100,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)           Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(d).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)           Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest (subject to the Carve-Out and the Cash Collateral Order) in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Loan Parties’ obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01   Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02   Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)           Post-Default Rate.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)           Interest Payment Dates.  Accrued interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided, that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of principal of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04   Prepayments.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b); provided, that each prepayment is in an amount that is an integral multiple of $100,000 and not less than $100,000, or if the total aggregate Revolving Outstanding Amounts are less than $100,000, the total aggregate Revolving Outstanding Amounts.

(b)           Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)           Mandatory Prepayments.

(i)     If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b), the total aggregate Revolving Outstanding Amounts exceed the Aggregate Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii)    The Borrower shall prepay the Loans and, if applicable, cash collateralize the LC Exposure as provided in Section 2.08(j), in amounts equal to:

 (A)           except as provided in the Financing Orders, 100% of the Net Cash Proceeds from any Disposition, other than an Excluded Disposition, of any Property of the Borrower or any of the Guarantors. Such prepayment shall be made no later than the third (3rd) Business Day after the receipt of such proceeds.

 (B)           100% of the Net Cash Proceeds of any Debt incurrence of the Borrower or any of the Guarantors or of the Disposition or issuance of any Equity Interests of the Borrower, excluding Debt permitted by Section 9.02. Such prepayment shall be made no later than the next Business Day after the receipt of such proceeds.

(C)           100% of the Net Cash Proceeds of any Extraordinary Receipt (including 100% of the Net Cash Proceeds of any Casualty Event), received by the Borrower or any of the Guarantors.  Such prepayment shall be made on the later of (x) the date that is the third (3rd) Business Day after the receipt of such proceeds and (y) the date that is the third (3rd) Business Day after notice has been given to counsel to the Creditors’ Committee.

(iii)          Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to prepay any ABR Borrowings then outstanding, and, second, to prepay any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.  Any amounts remaining after application in accordance with the foregoing shall be applied to the satisfaction of any outstanding Indebtedness (which payment shall be made ratably based upon the amount of such Indebtedness), and after all of the Indebtedness have been indefeasibly paid in full, applied as required by order of the Bankruptcy Court (including, without limitation, to the Pre-Petition First Lien Administrative Agent and Pre-Petition Second Lien Administrative Agent under the Pre-Petition Loan Documents for application to the Pre-Petition Secured Indebtedness thereunder in accordance with the terms thereof).

(iv)          Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02, together with any additional amounts required pursuant to Section 5.02.  Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

(d)           No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)           Dispositions of Property.  Nothing contained in this Section 3.04 shall permit any Loan Party to Dispose of any Property of any Loan Party other than in accordance with the terms of this Agreement.

Section 3.05    Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate per annum of 0.75% on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of each calendar month of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Facility Fee.  The Borrower agrees to pay on the Effective Date to the Administrative Agent, for the account of each Lender, a facility fee equal to 2.50% of each such Lender’s Commitment.

(c)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times agreed upon under the Fee Letter.

(d)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the rate per annum of 1.50% on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided, that in no event shall such fee be less than $500 during any fiscal quarter of the Borrower, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 3.05(d) shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Payments

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Payments.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 13.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 13.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02   Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank  that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03   Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.04   Disposition of Proceeds.  The Security Instruments, together with the Interim Order, if applicable, and the Final Order, contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments, together with the Interim Order, if applicable, and the Final Order, further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, together with the Interim Order, if applicable, and the Final Order, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes

Section 5.01    Increased Costs.

(a)           Eurodollar Changes in Law.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)            impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates.  A certificate of a Lender or the Issuing Bank setting forth in good faith the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth in good faith any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03    Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered in good faith to the Borrower and shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 5.04   Mitigation Obligations.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE VI
Conditions Precedent

Section 6.01    Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue, renew or extend Letters of Credit hereunder, in each case, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 13.02):

(a)           (i) The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of (A) Munsch Hardt Kopf & Harr, P.C., counsel to the Administrative Agent); (B) in-house and outside-retained counsel to each Lender; and (C) FTI Consulting, Inc., as financial advisor to counsel for the Administrative Agent).

(ii)           To the extent invoiced and subject to the notice requirements in the Cash Collateral Order, the Pre-Petition First Lien Administrative Agent, each Pre-Petition First Lien Lender and the Pre-Petition Second Lien Administrative Agent, as the case may be, shall have received reimbursement or payment by the Borrower of all fees and expenses due on or prior to the Effective Date in connection with the Bankruptcy Cases, including, all fees and expenses of their respective in-house and outside-retained counsels.

(b)           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantors, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)           The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d)           The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

(e)           The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)            The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Commitment dated as of the date hereof.

(g)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit E-1.

(h)           [Reserved]

(i)            The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12.

(j)            The Administrative Agent shall have received additional updated title information as the Administrative Agent may reasonably require setting forth the status of title of the Oil and Gas Properties previously specified by the Administrative Agent.

(k)           The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(l)            [Reserved]

(m)          [Reserved]

(n)           Other than the Bankruptcy Cases, there shall exist no claim, action, suit, litigation, proceeding or investigation pending in any court or before any arbitrator or Governmental Authority that relates to the Indebtedness.

(o)           The Administrative Agent shall have received (i) the Reserve Report, together with any updates related thereto and a certification from a Responsible Officer, in form and substance acceptable to the Administrative Agent, certifying that the assumptions contained in any such updates are based upon factors the Borrower believes are reasonable as of the date hereof and (ii) a list, as of the Effective Date, of all Persons purchasing Hydrocarbons from any Loan Party.

(p)           The Administrative Agent shall have received the written acknowledgment and consent, in form and substance satisfactory to the Administrative Agent, of the Pre-Petition Second Lien Administrative Agent to the parties entering into this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(q)           The Borrower and the Administrative Agent shall have agreed upon the initial Agreed Budget (it being understood that the budget delivered to FTI Consulting, Inc. on October 1, 2009 is acceptable to the Administrative Agent).

(r)            [Reserved]

(s)           The Final Order, or to the extent applicable, the Interim Order, shall have been entered by the Bankruptcy Court in accordance with Bankruptcy Rule 4001 and is in form and substance satisfactory to the Administrative Agent and such order shall be in full force and effect and shall not have been (i) stayed, vacated, revised or rescinded or (ii) without the prior written consent of the Administrative Agent, in its sole discretion, amended or modified.

(t)           All other legal matters required by the terms of this Agreement, and to the extent applicable, the Interim Order to be satisfied on or before the Effective Date shall have been so satisfied in a manner reasonably satisfactory to the Administrative Agent.

(u)           The Administrative Agent shall have received such other certificates or documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case, is subject to the satisfaction of each of the following conditions:

(a)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect, except (i) the continuation of the Bankruptcy Cases and (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof.

(c)           The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d)           The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit, LC Disbursement or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for the issuance, amendment, renewal or extension of a Letter of Credit in accordance with Section 2.08(b), as applicable.

(f)            The purpose of each Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, shall be consistent with, and for a purpose permitted under, the Agreed Budget (and Permitted Variances related thereto) in accordance with Section 9.25.

(g)           No injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority (including, without limitation, the Bankruptcy Court) against the Borrower, any Guarantor, any Lender or any of their Affiliates, and such extension of credit shall not violate any requirement of applicable laws.

(h)           The Lenders shall have received, in form and substance reasonably satisfactory to the Lenders, all certificates, orders, authorizations, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder or under the Interim Order (if applicable) or the Final Order.

(i)            The Borrower shall have paid all fees and expenses then due and payable as provided for herein or in any of the other Loan Documents.

(j)            To the extent necessary, the Interim Order or, following the entry of the Final Order, the Final Order shall be in full force and effect, and shall not have been vacated, reversed or rescinded, and an appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective, and without the prior written consent of the Administrative Agent, such order shall not have been amended or modified.

(k)           Other than the Bankruptcy Cases, there shall exist no claim, action, suit, litigation, proceeding or investigation pending in any court or before any arbitrator or Governmental Authority that relates to the Indebtedness.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d), (g), and (i) through (k).

ARTICLE VII
Representations and Warranties

The Borrower hereby represents and warrants to the Lenders that:

Section 7.01   Organization; Powers.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02   Authority; Enforceability.  Subject to the entry of the Interim Order or Final Order, as applicable, the Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and, upon entry of the Interim Order (if applicable) and the Final Order, constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03   Approvals; No Conflicts.  Subject to the entry and effectiveness of the Interim Order or the Final Order, as applicable, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except (i) for the approval of the Bankruptcy Court in the Interim Order or the Final Order, as applicable, and (ii) such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required by this Agreement, (b) will not violate any applicable law or regulation or the Organizational Documents of any Loan Party or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by such Loan Party or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party or any Subsidiary (other than the Liens created by the Loan Documents, the Interim Order (if applicable) and the Final Order).

Section 7.04    Financial Condition; No Material Adverse Change.

(a)           The Audited Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)           (i) Since the Petition Date, there has been no event, development or circumstance, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, except (A) the continuation of Bankruptcy Cases and (B) the continuation of the circumstances giving rise to the filing thereof or as a result thereof, and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

Section 7.05    Litigation.

(a)           Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Loan Parties or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b)           Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06   Environmental Matters.  Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower:

(a)           the Borrower and its Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)           the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or its Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)           there are no Claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or threatened against the Borrower or its Subsidiaries or any of their respective Properties or as a result of any operations at the Properties;

(d)           none of the Properties contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; or (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)           there has been no Release or threatened Release, of Hazardous Materials at, on, under or from any of Borrower’s or its Subsidiaries’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property,

(f)           neither the Borrower nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or its Subsidiaries’ Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice.

(g)           there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or its Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim for damages or compensation and there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h)           the Borrower and its Subsidiaries have provided to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or its Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07    Compliance with the Laws; No Defaults.

(a)           Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           No Default has occurred and is continuing.

Section 7.08   Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09   Taxes.  Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) as excused by the Bankruptcy Code, (b) Taxes that are being contested in good faith by appropriate proceedings and for which each Loan Party, as applicable, has appropriately recorded in its books the associated liabilities thereof in accordance with GAAP or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Loan Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No Tax Lien has been filed and, to the knowledge of the Loan Parties, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10    ERISA.

(a)           The Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which could result in imposition on any Loan Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d)          No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)           Full payment when due has been made of all amounts which any Loan Party or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)           The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the most recently ended fiscal year of each Loan Party, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(g)          Neither any Loan Party nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)          Neither any Loan Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)           Neither any Loan Party nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11   Disclosure; No Material Misstatements.  The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.12   Insurance.  The Loan Parties have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties.  The Loan Parties hereby agree to deliver to the Administrative Agent, by no later than the fifth (5th) Business Day after the Effective Date (or such later date as previously agreed to by the Administrative Agent), documentation in form and substance acceptable to the Administrative Agent that evidences that the Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13    [Reserved]

Section 7.14   Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries.  Each Subsidiary on such schedule is a Wholly-Owned Subsidiary, unless otherwise noted therein.

Section 7.15   Location of Business and Offices.  The Borrower’s jurisdiction of organization is Utah; the name of the Borrower as listed in the public records of its jurisdiction of organization is Aurora Oil & Gas Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 608892-0142 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 13.01).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 13.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 13.01(c)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office are stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16    Properties; Titles, Etc.

(a)           Each of the Loan Parties has good and defensible title to all the material Oil and Gas Properties evaluated in the Reserve Report and good title to all its material personal Properties, in each case, free and clear of all Liens except for Permitted Liens.  After giving full effect to the Excepted Liens, the Loan Parties specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the Reserve Report that is not offset by a corresponding proportionate increase in the such Loan Party’s net revenue interest in such Property.

(b)          All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect (except to the extent such Material Adverse Effect results from the commencement of the Bankruptcy Cases).

(c)           The rights and Properties presently owned, leased or licensed by the Loan Parties, including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in all material respects in the same manner as their business have been conducted prior to the date hereof.

(d)           All of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)           Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17   Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of any Loan Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of such Loan Party.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Loan Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18   Gas Imbalances, Prepayments.  Except as set forth on Schedule 7.18, as of the date hereof, on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding $50,000 of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19   Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20   Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21   Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used as provided in Section 2.07.  The Loan Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22    Investments.  None of the Loan Parties holds any Investments other than Permitted Investments.

Section 7.23   Collateral Documents; Nature of Obligations.  The provisions of the Security Instruments, taken together with the Interim Order (if applicable), and the Final Order, are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties and any other secured parties identified therein, a legal, valid and enforceable first priority Lien or security interest in all right, title and interest of the Loan Parties in the Collateral and all proceeds thereof.  Pursuant to the terms of the Interim Order (if applicable) and Final Order, no filing or other action will be necessary to perfect or protect such Liens and security interests.  Pursuant to and to the extent provided in the Interim Order (if applicable) and the Final Order, the Indebtedness of the Loan Parties will constitute allowed administrative expense claims in the Bankruptcy Cases under Section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person, subject, as to priority, only to the Carve-Out.

Section 7.24   Broker’s Fees.  Except for Beachwalk Capital LLC or as otherwise previously disclosed in writing to the Administrative Agent, no Loan Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.

Section 7.25   Representations and Warranties from Other Loan Documents.  Each of the representations and warranties made by any of the Loan Parties in any of the other Loan Documents is true and correct in all material respects.

Section 7.26   Agreed Budget.  A true and complete copy of the initial thirteen (13)-week detailed budget (such initial budget, as updated in accordance with the provisions of Section 8.01(d)(i), the “Agreed Budget”), which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders, is attached as Exhibit H hereto.

Section 7.27    Financing Orders.

(a)           The Loan Parties are in compliance in all material respects with the terms and conditions of the Interim Order and the Final Order, as applicable.

(b)           Each of the Interim Order (to the extent necessary, with respect to the period prior to the entry of the Final Order) or the Final Order (from after the date the Final Order is entered) is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Administrative Agent, in its sole discretion, amended or modified and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

ARTICLE VIII
Affirmative Covenants

Until the Aggregate Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01    Monthly Operating Reports; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           Monthly Operating Reports.  As soon as available, but in any event not later than thirty (30) days after the end of each calendar month of each fiscal year of the Loan Parties, any and all monthly operating reports required to be submitted for such applicable period to the office of the United States Trustee or filed for such applicable period with the Bankruptcy Court pursuant to the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure.

(b)           [Reserved.]

(c)           Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial reports under Section 8.01(a), a certificate of a Financial Officer in substantially the form of Exhibit D hereto which, among other things, (i) certifies as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) states whether any change in GAAP or in the application thereof has occurred since the Petition Date and, if any such change has occurred, specifying the effect of such change on the financial reports accompanying such certificate.

(d)           Certain Additional Reporting; Certificate of Financial Advisor and Financial Officer.  In form and detail reasonably satisfactory to the Administrative Agent:

(i)            By no later than (A) with respect to (y) the initial Agreed Budget, November 20, 2009, and (z) each subsequent Agreed Budget, the fifth (5th) Business Day prior to the expiration of the period previously mutually agreed by the Administrative Agent and the Borrower to be applicable to such Agreed Budget (a “Subsequent Budget Period”), a certificate of the chief restructuring officer or duly authorized representative of the financial advisor of the Borrower, setting forth a thirteen (13)-week (or such other period mutually agreed by the Administrative Agent and the Borrower) detailed budget for the Subsequent Budget Period of the Loan Parties’ cash receipts and expenses (each, a “Proposed Budget”), (B) the third (3rd) Business Day of each week after the Effective Date, a comparison of actual results and Variance analysis (1) for the preceding week of each of the amounts in the line items set forth in the Agreed Budget, and (2) that is cumulative from the Petition Date (or from the first day of the applicable Subsequent Budget Period, as applicable) to such date of each of the line items set forth in the Agreed Budget, in each case under clauses (A) and (B), with such supporting detail as the Administrative Agent and its financial advisors may request, and (C) at any time, the Borrower may furnish a Proposed Budget; provided, in each case under clauses (A) and (C), that if any Proposed Budget has the effect of creating a Variance other than a Permitted Variance when compared to the most recent Agreed Budget, such Variance must, prior to becoming part of the Agreed Budget, be approved in writing by the Administrative Agent and only upon the actual receipt of such written approvals shall such Variance become, at such time and going forward (until subsequently modified as provided herein), part of the “Agreed Budget” hereunder; and

(ii)           On the third (3rd) Business Day of each week, a certificate of a Financial Officer, setting forth (A) with respect to the prior week, an accounting of all monies deposited in, withdrawn from, and the balances in, the Existing Accounts, and (B) a report setting forth for each week during the then current fiscal year to date, the estimated volume of production and sales attributable to production for each such week from Oil and Gas Properties, and setting forth the lease operating expenses attributable thereto and incurred for each such calendar month; provided, that the Borrower will promptly furnish to the Administrative Agent, when obtained, the actual volume of production and sales results for each such week, including actual related ad valorem, severance and production Taxes and lease operating expenses attributable thereto and actually incurred for each such calendar month.

(e)           Certificate of Financial Officer – Swap Agreements.  No later than the tenth (10th) Business Day after the expiration of each fiscal quarter of the Loan Parties, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)           Certificate of Insurer — Insurance Coverage.  Not later than the tenth (10th) Business Day after the expiration of each fiscal quarter of the Loan Parties, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)           Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of such Loan Party, and a copy of any response by such Loan Party, or the Board of Directors of such Loan Party, to such letter or report.

(h)           SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(i)           Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)           Updated Reserve Report.  Promptly after receiving or otherwise becoming available, any and all updates to the Reserve Report, including any updates prepared by, or received from, any Approved Petroleum Engineer or any other independent petroleum engineer.

(k)           Notice of Sales of Oil and Gas Properties.  In the event any Loan Party intends to Dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.12, prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(l)           Notice of Casualty Events.  Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(m)          Issuance of Permitted Refinancing Debt.  In the event the Borrower intends to refinance any Debt with the proceeds of Permitted Refinancing Debt as contemplated by Section 9.02(b), prior written notice of such intended offering therefor, the amount thereof and the anticipated date of closing and will furnish a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(n)           Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(o)           [Reserved]

(p)           Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any preferred stock designation or any Organizational Document of any Loan Party.

(q)           Bankruptcy Cases Filings, Documents, Etc.

(i)           Prior to the filing thereof in the Bankruptcy Court, all material filings related to the transactions contemplated by this Agreement and the other Loan Documents and/or any Disposition;

(ii)          Promptly, all pleadings, motions, applications, financial information and other papers and documents filed by any of the Loan Parties in the Bankruptcy Cases; and

(iii)         Promptly, all written reports given by the Borrower or HPPC or their respective attorneys, accountants, or advisors to the Creditors’ Committee in the Bankruptcy Cases.

(r)           Other Requested Information.  Promptly following any request therefor, such other information regarding (i) the operations, business affairs and financial condition of any Loan Party (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, or (ii) the acts, conduct, Property, liabilities, operations, financial condition and transactions of any Loan Party, or concerning any matter that may affect the administration of its estate, in each case, as the Administrative Agent or any Lender may from time to time reasonably request.

Section 8.02   Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $150,000, not fully covered by insurance, subject to normal deductibles;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $100,000; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect except (i) the continuation of the Bankruptcy Cases and (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03   Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 8.04   Payment of Obligations.  To the extent permitted by the Bankruptcy Court and provided for in the Agreed Budget, the Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Loan Parties before the same shall become delinquent or in default, which arise after the Petition Date except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) the Loan Parties has appropriately recorded in their respective books the associated liabilities thereof in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of any Loan Party.

Section 8.05   Performance of Obligations under Loan Documents.  The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06   Operation and Maintenance of Properties.  To the extent permitted by the  Bankruptcy Court and provided for in the Agreed Budget, the Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)           operate their Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, as excused by the Bankruptcy Code, and where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)           keep and maintain all Property material to the conduct of their business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to their Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in their Oil and Gas Properties and other material Properties.

(e)           operate their Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f)           to the extent the Borrower or one of its Subsidiaries is not the operator of any Property, the Borrower or such Subsidiary shall use reasonable efforts, consistent with past practices, to cause the operator to comply with this Section 8.06.

Section 8.07   Insurance.  The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and any such liability policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.

Section 8.08  Books and Records; Inspection Rights.  The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (including, financial advisors retained by or for the benefit of the Administrative Agent or the Lenders), upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the sole expense of the Borrower and at such reasonable times and as often as requested.

Section 8.09   Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all Governmental Requirements, laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10   Environmental Matters.

(a)           The Borrower shall at its sole expense:  (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, Hazardous Material, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, Hazardous Material, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such policies of environmental audit and compliance as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower will promptly, but in no event later than five (5) days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

(c)           The Borrower will, and will cause each Subsidiary to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.11   Agreement to Deliver Security Instruments.  To the extent requested by the Administrative Agent, the Borrower at its sole expense will (i) cause (or use its reasonable efforts to cause in cases where a third-party consent is required) all of the Collateral (including, without limitation, all owned and leased real and personal Property of each Loan Party) to be subject at all times to first priority, perfected and, in the case of real Property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure the Indebtedness pursuant to the terms and conditions hereof, the Security Instruments, the Interim Order (if applicable) and the Final Order, and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, mortgages, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 8.12   Further Assurances.

(a)           The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)           The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.13   Deposit Accounts.

(a)           The Borrower shall, and shall cause each of the Guarantors to, maintain their deposit, securities, commodity and bank accounts that are identified on Schedule 8.13 (the “Existing Accounts”) in accordance with the cash management system as set forth in the Cash Management Order.

(b)           Except as permitted by an order of the Bankruptcy Court, without the Administrative Agent’s prior written consent, neither the Borrower, nor any of the Guarantors, shall close any Existing Account or establish any new bank accounts.

Section 8.14   Title Information.  On or before the delivery to the Administrative Agent and the Lenders of the Reserve Report pursuant to Section 6.01(o)(i), the Borrower will deliver additional updated title information reasonably required by the Administrative Agent, in form and substance acceptable to the Administrative Agent, covering the Oil and Gas Properties previously specified by the Administrative Agent.

Section 8.15   Additional Guarantors.  The Borrower will promptly notify the Administrative Agent at the time that any Person becomes a debtor in the Bankruptcy Cases, and (a) promptly thereafter (and in any event within five days), seek an order of the Bankruptcy Court authorizing such Person to become a Guarantor hereunder and (b) immediately upon the entry of such order, (i) cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty Agreement or a “Assumption Agreement” in the form attached as Annex I to the Guaranty Agreement, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 6.01(b) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guaranty Agreement), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 8.16  ERISA Compliance.  The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to Sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to Sections 4006 and 4007 of ERISA.

Section 8.17   Marketing Activities.

(a)           The Borrower will not, and will not permit any Subsidiary to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

(b)           The Borrower will not, and will not permit any Subsidiary to, amend in any material respect the written Hydrocarbon Marketing Policy delivered to the Lenders without the prior written consent of the Administrative Agent and the Majority Lenders.

Section 8.18   Compliance with Financing Orders.  The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the Interim Order and the Final Order, as applicable, and each of the other orders entered by the Bankruptcy Court.

Section 8.19   Retention of Financial Advisor; Executives.  The Borrower shall at the Borrower’s expense, continue the retention and employment of Sanford R. Edlein as chief restructuring officer and Huron Consulting Services LLC as financial advisor to the Borrower (or another chief restructuring officer or financial advisor acceptable to the Administrative Agent), such retention to be on terms and conditions satisfactory to the Administrative Agent.

Section 8.20   Bankruptcy Cases Related Matters and Deadlines.  The Borrower shall cause (a) the Confirmed Plan of Reorganization, together with the disclosure statements related thereto, to be filed with the Bankruptcy Court on or prior to October 6, 2009, (b) a confirmation hearing with the Bankruptcy Court relating to the Confirmed Plan of Reorganization to be held on or prior to November 30, 2009, and (c) the Plan Effective Date to have occurred on or prior to December 15, 2009.

ARTICLE IX
Negative Covenants

Until the Aggregate Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01   [Reserved]

Section 9.02   Debt.  The Loan Parties will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)           the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b)           Debt of the Borrower and its Subsidiaries outstanding on the Petition Date and listed on Schedule 9.02, and any Permitted Refinancing Debt in respect thereof.

(c)           Guarantees of the Borrower or any Guarantor in respect of Debt otherwise permitted hereunder of the Borrower or any other Guarantor.

(d)           accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business.

(e)           Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(f)           intercompany Debt by and among the Borrower and any Guarantor (or between Guarantors), solely to the extent permitted by Section 9.05(k); provided, that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of the Guarantors; provided, further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

(g)           endorsements of negotiable instruments for collection in the ordinary course of business.

Section 9.03   Liens.  Subject to (x) the Financing Orders, (y) the Cash Collateral Order and (z) Section 9.26, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (the following exceptions, collectively, “Permitted Liens”):

(a)           Liens securing the payment of any Indebtedness.

(b)           Liens existing on the Petition Date and listed on Schedule 9.03.

(c)           Excepted Liens.

(d)           Liens securing any Permitted Refinancing Debt provided that any such Permitted Refinancing Debt is not secured by any additional or different Property not securing the Refinanced Debt.

(e)           additional Liens granted by the Bankruptcy Court to the Pre-Petition Secured Parties pursuant (i) to the Financing Orders or (ii) otherwise.

(f)           any other Lien, but only to the extent, that (i) if created, incurred, assumed or suffered by a Loan Party on or after the Petition Date, such Lien is (A) junior to the Liens of the Administrative Agent and the Lenders hereunder and junior to the adequate protection Liens granted to the Pre-Petition Secured Parties in accordance with the Financing Orders and (B) approved by the Bankruptcy Court with the prior written consent of the Administrative Agent and (ii) if created, incurred, assumed or suffered by a Loan Party before the Petition Date, such Liens (A) have the priority set forth in the Financing Orders and (B) are valid, perfected, enforceable and unavoidable in accordance with applicable law.

Section 9.04   Dividends and Distributions.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except, to the extent previously approved by the Administrative Agent in writing (other than with respect to any dividend required to be made in order to comply with the Borrower’s obligations under Section 3.04(c)), Subsidiaries may declare and pay dividends to the Borrower ratably with respect to their Equity Interests.

Section 9.05   Investments, Loans and Advances.  The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)           Investments existing as of the Petition Date and set forth in Schedule 9.05.

(b)           accounts receivable arising in the ordinary course of business.

(c)           direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of creation thereof.

(d)           commercial paper maturing within one (1) year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)           deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).

(f)           deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)           subject to the prior written consent of the Administrative Agent, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided, that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $300,000.

(h)           subject to the prior written consent of the Administrative Agent, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

(i)           Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided, that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(i) exceeds $100,000.

(j)           Investments otherwise permitted pursuant to the terms of this Agreement and provided for and disclosed in the Agreed Budget, provided that no such Investments shall be made if immediately prior to making such Investment, or after giving effect thereto, there shall exist an Event of Default which is continuing.

(k)           subject to the prior written consent of the Administrative Agent, Investments (i) made by the Borrower in or to the Guarantors, and (ii) made by any Subsidiary in or to the Borrower or any Guarantor.

Section 9.06   Nature of Business; International Operations.  The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.  From and after the date hereof, the Borrower and its Domestic Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.  The Borrower shall not have any Foreign Subsidiaries.

Section 9.07   Limitation on Leases.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $1,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 9.08   Proceeds of Notes.  The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 2.07.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09   ERISA Compliance.  The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)           engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the Code.

(b)           terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC.

(c)           fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(d)           permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan.

(e)           permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(f)           contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g)           acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six (6)-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)           incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i)           contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)           amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 9.10   Disposition or Discount of Receivables.  Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, discount or Dispose of (with or without recourse) any of its notes receivable or accounts receivable; provided, however, that the Borrower and any Guarantor shall be permitted to undertake a dollar-for-dollar set-off, at full value, of any such receivables owed by a Person to the Borrower or any Guarantor, as the case may be, against any account payables owed by the Borrower or any Guarantor, as the case may be, to such Person.

Section 9.11   Mergers, Etc.  The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to any other Person or liquidate or dissolve.

Section 9.12   Disposition of Properties.  The Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except (a) Excluded Dispositions and (b) the Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided, that, in the case of clause (b), (i) 100% of the consideration received in respect of such Disposition shall be cash, (ii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject to such Disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) such Disposition is previously approved by the Administrative Agent in writing, and (iv) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary.

Section 9.13   Environmental Matters.  The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14   Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase or Disposition of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.15   Subsidiaries.  The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.15.  The Borrower shall not, and shall not permit any Subsidiary to, Dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12.  Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries.

Section 9.16  Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17   Prohibited Contracts.  Other than those listed on Schedule 9.17, the Borrower will not, and will not permit any Subsidiary to:

(a)           allow gas imbalances or enter into any “take-or-pay” contract or other contract or arrangement with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary (i) to deliver Hydrocarbons at some future time without then receiving full payment therefor, or (ii) for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, other than contracts for services reasonably anticipated to be utilized in the ordinary course of business; or

(b)           amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of the Administrative Agent or any Lender under, or acquired pursuant to, any Security Instrument.

Section 9.18   Swap Agreements.  Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, become a party to or in any manner be liable on any Swap Agreement other than the Existing Swap Agreements.

Section 9.19   Transactions Affecting Collateral or Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly enter into any transaction or any agreement, instrument or other undertaking subsequent to the Petition Date which could be reasonably expected to have a Material Adverse Effect.

Section 9.20   Capital Expenditures.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly make Capital Expenditures unless provided for in the Agreed Budget (and Permitted Variances related thereto).

Section 9.21   Amendment and Prepayment of Other Debt.  The Borrower will not, and will not permit any Subsidiary to directly or indirectly do any of the following:

(a)           Except in connection with the Confirmed Plan of Reorganization confirmed by the Bankruptcy Court in these Bankruptcy Cases or pursuant to an order of the Bankruptcy Court relating to an action commenced in accordance with Paragraph 22 of the Cash Collateral Order, amend or modify any of the terms of any Debt of any of the Loan Parties arising prior to the Petition Date, if such amendment or modification would add or change any terms in a manner adverse to the Loan Parties or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto; or

(b)           make any payment of any Debt or any claim arising prior to the Petition Date except as permitted pursuant to an order of the Bankruptcy Court and/or set forth in the Agreed Budget or make any voluntary, optional or other non-scheduled payment (the “buyout” price at the end of the term of any Capital Lease or Synthetic Lease being treated hereunder as scheduled), prepayment, redemption, acquisition for value, refund, refinance or exchange of any Debt of such Loan Party arising after the Petition Date (including, without limitation, any interest, premium or other amounts owing in respect thereof), in each case whether or not mandatory, except (i) with respect to the Indebtedness, or (ii) for payments made pursuant to the Interim Order (if applicable) or the Final Order and in each instance as set forth in the Agreed Budget.

Section 9.22   Organization Documents; Fiscal Year.  Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) amend, modify or change its Organization Documents or (b) change its fiscal year.

Section 9.23   Sale and Leaseback Transactions.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly enter into any Sale and Leaseback Transaction.

Section 9.24   Deposit Accounts.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly maintain at any time any Deposit Account at any Bank (as both such terms are defined in Article 9 of the UCC) other than as provided in Section 8.13.

Section 9.25   Compliance with Agreed Budget.  Except as otherwise provided herein or approved by the Administrative Agent and the Majority Lenders, the Borrower will not, and will not permit any Subsidiary to directly or indirectly (a) use any cash or the proceeds of any Loans in a manner or for a purpose other than in accordance with this Agreement, the Financing Orders and the most recent Agreed Budget (and Permitted Variances related thereto), and (b) permit a disbursement on a line item basis or revenues generated in the ordinary course of business, as the case may be, causing any Variance other than Permitted Variances without the prior written consent of the Administrative Agent and the Majority Lenders.

Section 9.26   Chapter 11 Claims.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, incur, create, assume, suffer to exist or permit any administrative expense, unsecured Claim, or other Super-Priority Claim or Lien which is pari passu with or senior to the Claims or Liens, as the case may be, of the Administrative Agent and the Lenders against the Loan Parties hereunder or under the Financing Orders, or apply to the Bankruptcy Court for authority so to do, except for the Carve-Out.

Section 9.27   Revision of Orders; Applications to Bankruptcy Court.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Order (if applicable) or the Final Order except for any modifications and amendments agreed to in writing by the Administrative Agent and the Majority Lenders, or (b) apply to the Bankruptcy Court for authority to take any action prohibited by this Article IX (except to the extent such application and the taking of such action is conditioned upon the receiving the written consent of the Administrative Agent and the Majority Lenders).

ARTICLE X
Events of Default; Remedies

Section 10.01 Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement, financial report or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)           the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(i), Section 8.01(n), Section 8.02, Section 8.13(b), Section 8.16, Section 8.18, Section 8.20 or in Article IX.

(e)           the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of ten (10) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such Default.

(f)           the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, unless such failure to pay is a result of the Bankruptcy Cases.

(g)           unless as a result of the Bankruptcy Cases, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h)           after the Petition Date (i) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and in each case under clause (i) and (ii) of this subparagraph, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(i)           any provision of any Loan Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(j)           an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $100,000 in any year or (ii) $250,000 for all periods.

(k)           [Reserved]

(l)           (i) the Bankruptcy Court fails to enter the Final Order (with such changes as the Administrative Agent may agree to) by the later date of (A) the date that is thirty (30) calendar days after the date hereof or (B) the date subsequent to thirty (30) calendar days after the date hereof which the Administrative Agent has previously agreed to in writing, or (ii) the Bankruptcy Court reverses, vacates or stays the effectiveness of either the Interim Order (if applicable) or the Final Order.

(m)           an order with respect to either of the Bankruptcy Cases shall be entered by the Bankruptcy Court (or any of the Loan Parties shall file an application or motion for entry of an order) (i) appointing a trustee under Section 1104 of the Bankruptcy Code without the prior written consent of the Administrative Agent, (ii) appointing an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under Section 1106(b) of the Bankruptcy Code without the prior written consent of the Administrative Agent, or (iii) dismissing or converting either of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code.

(n)           except to the extent set forth herein, any Loan Party (i) fails or neglects to comply with any provision of the Interim Order or the Final Order, as applicable, or any order of the Bankruptcy Court governing the Loan Parties’ use of cash collateral, and such non-compliance continues unremedied for a period of three (3) Business Days thereafter, or (ii) seeks to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument before the Bankruptcy Court) any other Person’s motion to vacate or modify any of the Financing Orders over the objection of the Majority Lenders.

(o)           (i) An order shall be entered by the Bankruptcy Court confirming a plan of reorganization in the Bankruptcy Cases which does not (A) contain a provision for termination of all of the Lenders’ Commitments and payment in full of all Indebtedness on the date of effectiveness of such plan and in each case in a manner satisfactory to the Administrative Agent and the Lenders on or before the effective date of such plan and (B) provide for the continuation of the Liens and priorities in favor of the Administrative Agent and the Secured Parties until such effective date or (ii) any Loan Party (or by any party with the support of any of the Loan Parties) shall have filed a plan of reorganization that violates clause (i) of this subparagraph in the Bankruptcy Cases, and such filing of such plan is made without the prior written consent of the Administrative Agent.

(p)           an order with respect to either of the Bankruptcy Cases shall be entered by the Bankruptcy Court, without the consent of the Administrative Agent, (i) to revoke, reverse, stay, vacate or rescind any provision of any Financing Order, (ii) to modify, supplement or amend any provision of the Interim Order (if applicable) or the Final Order, (iii) to permit any administrative expense or any Claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Loan Parties, equal or superior to the priority of the Lenders’ Claim in respect of the Indebtedness, except for allowed administrative expenses having priority over the Indebtedness only to the extent set forth in the definition of Carve-Out, (iv) to grant or permit the grant of a Lien on the Collateral (other than a Permitted Lien), (v) to dismiss either of the Bankruptcy Cases which does not contain a provision for termination of all of the Lenders’ Commitments and payment in full in cash of all Indebtedness in a manner satisfactory to the Administrative Agent upon such dismissal, or (vi) to amend, supplement, stay, vacate or otherwise modify any of the Loan Documents or any order of the Bankruptcy Court governing the Loan Parties’ use of cash collateral.

(q)           the Bankruptcy Court enters an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code for any reason to any Person with respect to assets of any Loan Party where the aggregate value of the Property subject to all such order or orders is greater than $500,000.

(r)           any provision of the Interim Order (if applicable), the Final Order, this Agreement or any other Loan Document shall for any reason cease to be valid or binding or enforceable against any of the Loan Parties, or any of the Loan Parties shall so state in writing; or any of the Loan Parties shall commence or join in any legal proceeding to contest in any manner that the Interim Order (if applicable), the Final Order, this Agreement or any other Loan Document constitutes a valid and enforceable agreement or any of the Loan Parties shall commence or join in any legal proceeding to assert that it has no further obligation or liability under the Interim Order (if applicable), the Final Order, this Agreement or any other Loan Document.

(s)           except as otherwise set forth in Sections 12.01(e) and 12.01(f), any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument before the Bankruptcy Court) any other Person’s motion to, (i) disallow in whole or in part any of the Indebtedness arising under this Agreement or any other Loan Document, (ii) disallow in whole or in part any of the Pre-Petition Secured Indebtedness owed by the Loan Parties under any of the Pre-Petition Loan Documents, (iii) challenge the validity and enforceability of any of the Pre-Petition Loan Documents, (iv) challenge the validity and enforceability of the Liens or security interests granted or confirmed herein or in the Interim Order (if applicable), or the Final Order in favor of the Secured Parties or (v) challenge the validity and enforceability of the Liens or security interests in favor of the Pre-Petition Secured Parties, except as specifically permitted in the Cash Collateral Order.

(t)           any of the Loan Parties shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any Claim or Debt arising prior to the Petition Date other than those payments in respect of “adequate protection obligations” permitted pursuant to the terms of the Financing Orders, the Cash Collateral Order and payments authorized by the Bankruptcy Court in respect of (i) any such payments required and/or permitted in the “First Day Orders” or the Cash Collateral Order reasonably satisfactory to the Administrative Agent, or, subject to the Administrative Agent’s consent, any such payments required and/or permitted by any other order of the Bankruptcy Court, (ii) accrued payroll and related expenses as of the Petition Date or (iii) any such payments as described in and provided for in the Agreed Budget.

(u)           (i) an order shall have been entered by the Bankruptcy Court modifying the adequate protection obligations granted in any Financing Order without the prior written consent of the Administrative Agent, or (ii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Indebtedness.

(v)           if any Loan Party is enjoined, restrained or in any way prevented by court order (other than an order of the Bankruptcy Court approved by the Majority Lenders) from continuing to conduct all or any material part of its business affairs.

(w)           absent the written consent of all of the Lenders, entry by the Bankruptcy Court of an order under Section 363 or 365 of the Bankruptcy Code or otherwise authorizing or approving the sale or assignment of all or substantially all of any Loan Party’s assets, or procedures in respect thereof that does not provide for the termination of the Aggregate Commitments and for the indefeasible payment in full in cash of the Indebtedness on or prior to the date of consummation thereof, with such indefeasible payment in full being in accordance with the Administrative Agent’s and Lenders’ rights under the Bankruptcy Code, the Loan Documents, and the Interim Order (if applicable), the Financing Order, or any of the Loan Parties shall seek, support, or fail to contest in good faith, the entry of such an order in the Bankruptcy Cases.

(x)           a Change in Control shall occur, other than a Change in Control that may occur as a result of the cancellation and subsequent issuance of replacement Equity Interests in the Borrower in accordance with the Confirmed Plan of Reorganization.

Section 10.02 Remedies.

(a)           Notwithstanding the provisions of Section 362 of the Bankruptcy Code, but subject to the Financing Orders, in the case of an Event of Default, at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the written request of the Majority Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, without further order of, or application to, the Bankruptcy Court: (i) terminate the Aggregate Commitments, and thereupon the Aggregate Commitments shall terminate immediately, (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the depositing of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor, (iii) set-off against any outstanding Indebtedness amounts held in the accounts of any Loan Party maintained by or with the Administrative Agent, any Lender or their respective Affiliates, (iv) take any other action or exercise, on behalf of itself and the Lenders, any other right and remedy available to it and the Lenders under the Loan Documents or otherwise available at law or in equity; provided, that with respect to items (iii) and (iv) above, the Administrative Agent shall provide the Borrower (with a copy to counsel for the Creditors’ Committee) with five (5) Business Days’ prior written notice; provided, further, that upon receipt of the notice referred in the immediately preceding clause, the Loan Parties may continue to make ordinary course disbursements from such accounts referred to in (iv) above to the extent and at the times set forth in the Agreed Budget, but may not withdraw or disburse any other amounts from such account (in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing).

(b)           Upon the occurrence and during the continuance of an Event of Default, the automatic stay arising pursuant to Bankruptcy Code Section 362 shall be vacated and terminated in accordance with the Interim Order or the Final Order, as applicable, so as to permit the Administrative Agent and the Lenders full exercise of all of their rights and remedies based on the occurrence of an Event of Default, including, without limitation, all of their rights and remedies with respect to the Collateral. With respect to the Administrative Agent’s and Lenders’ exercise of their rights and remedies, each of the Loan Parties agree and warrant as follows:

(i)           the Loan Parties waive and, release, and shall be enjoined from attempting to contest, delay, or otherwise dispute the exercise by the Administrative Agent and the Lenders of their rights and remedies before the Bankruptcy Court or otherwise; except only as expressly stated in subparagraph (ii) of this paragraph; and

(ii)           when the Administrative Agent or the Lenders seek to enforce their rights and remedies based on an Event of Default, and if any Loan Party disputes that an Event of Default has occurred, a Loan Party will be entitled to file an emergency motion with the Bankruptcy Court disputing whether an Event of Default has occurred.  Unless otherwise agreed in writing by the Administrative Agent, any such motion shall be heard within five (5) Business Days after it is filed, subject to the availability of the Bankruptcy Court.  At the hearing on the emergency motion, the only issue that will be heard by the Bankruptcy Court will be whether an Event of Default has occurred and has not been cured, and, if an Event of Default has occurred and has not been cured, the Administrative Agent and the Lenders will be entitled to continue to exercise all of their rights and remedies without the necessity of any further notice or order.  Furthermore, nothing herein shall be construed to impose or re-impose any stay or injunction of any kind against the Administrative Agent or the Lenders.

(c)           If an Event of Default has occurred and is continuing, the Administrative Agent shall have for the benefit the Secured Parties, in addition to all other rights of the Administrative Agent and the Lenders, the rights and remedies of a secured party under the UCC.

Section 10.03 Application of Funds.  All proceeds realized from the liquidation or other Disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration of the Indebtedness as provided for in Section 10.02 or otherwise, shall be applied by the Administrative Agent, subject in all cases to the Carve-Out, in the following order:

(a)           first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses, indemnities and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article V) payable to the Administrative Agent in its capacity as such;

(b)           second, to payment or reimbursement of that portion of the Indebtedness constituting fees, indemnities and other amounts (other than principal, interest and fees, charges and disbursements of counsel to the respective Lenders) payable to the Lenders (including amounts payable under Article V), ratably among them in proportion to the respective amounts described in this Section 10.03(b) payable to them;

(c)           third, to payment of that portion of the Indebtedness constituting accrued and unpaid interest on the Loans, ratably among the Lenders;

(d)           fourth, to the payment of that portion of the Indebtedness constituting principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of “Indebtedness” in Section 1.02 owing to a Lender or an Affiliate of a Lender, ratably among them in proportion to the respective amounts described in this Section 10.03(d) payable to them;

(e)           fifth, to the payment of any other Indebtedness, including, without limitation, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure, ratably in proportion to the respective amounts described in this Section 10.03(e); and

(f)           sixth, the balance, if any, after all of the Indebtedness have been indefeasibly paid in full, as required by order of the Bankruptcy Court (including, without limitation, to the Pre-Petition Secured Parties under the Pre-Petition Loan Documents for application to the Pre-Petition Secured Indebtedness thereunder in accordance with the terms thereof).

The Loan Parties shall remain liable for any deficiency.

Section 10.04 Certain Bankruptcy Matters.

(a)           Except to the extent provided otherwise in the Interim Order or the Final Order, as applicable, the Borrower hereby agrees that the Indebtedness shall (i) constitute super-priority allowed administrative expense claims in the Bankruptcy Cases having priority pursuant to Section 364(c)(1) of the Bankruptcy Code over all administrative expense claims and unsecured claims against the Borrower and HPPC now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person, subject, as to priority, only to the Carve-Out and excluding the Avoidance Actions and any proceeds or property recovered in respect of Avoidance Actions, the establishment of which super-priority shall have been approved and authorized by the Bankruptcy Court and (ii) be secured pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code and, to the extent provided in any of the Financing Orders, shall not be subject to any Claims against the Collateral pursuant to Section 506(c) of the Bankruptcy Code.

(b)           The Administrative Agent’s Liens and the administrative expense claim super-priority granted pursuant to clause (a) above have been independently granted by the Loan Documents, and may be independently granted by other Loan Documents heretofore or hereafter entered into. The Administrative Agent’s Liens and the administrative expense claim super-priority granted pursuant to clause (a) above, this Agreement, the Interim Order (if applicable), the Final Order and the other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Lenders and the Administrative Agent hereunder and thereunder are cumulative. In the event of a direct conflict between the Interim Order (if applicable) or the Final Order, on the one hand, and any other Loan Document, on the other hand, the Interim Order or the Final Order, as the case may be, shall control.

(c)           Notwithstanding anything to the contrary contained herein or elsewhere:

(i)           The Administrative Agent’s Liens on Collateral of the Loan Parties shall be deemed valid and perfected by entry of the Interim Order and the Final Order, as the case may be, which entry of the Interim Order (to the extent necessary) shall have occurred on or prior to the Effective Date.  The Administrative Agent and the Lenders shall not be required to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any Collateral or to take any other action, other than to fund at least a portion of the Loans, in order to validate, render enforceable or perfect the Liens on Collateral granted by or pursuant to this Agreement, the Interim Order (if applicable), the Final Order or any other Loan Document.  If the Administrative Agent or the Majority Lenders shall, in its or their sole discretion, from time to time elect to prepare, file, register or publish any such financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Administrative Agent’s Liens on Collateral, (A) all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date that, to the extent that (x) an Interim Order is entered, the date in which such Interim Order is entered, and (y) no Interim Order is entered, the date in which the Final Order is entered, and (B) shall not negate or impair the validity or effectiveness of this Section 10.04(c)(i) or of the perfection of any other Liens in favor of the Administrative Agent, for the benefit of the Lenders, on the Collateral.

(ii)           Except as otherwise previously agreed to in writing by the Administrative Agent, the Liens, lien priorities, super-priority administrative expense Claims and other rights and remedies granted to the Administrative Agent and the Lenders pursuant to this Agreement, the Interim Order (if applicable), the Final Order or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the administrative expense claim super-priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Bankruptcy Cases, or by any other act or omission whatsoever.

Without limiting the generality of the foregoing, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(A)           except for the Carve-Out and to the extent provided in any of the Financing Orders, no costs or expenses of administration which have been or may be incurred in the Bankruptcy Cases or any conversion of the same or in any other proceedings related thereto, and no priority Claims, are or will be prior to or on a parity with any Claim of any Lender or the Administrative Agent against the Borrower in respect of any Indebtedness;

(B)           other than as provided in the Financing Orders or the Loan Documents, the Administrative Agent’s Liens on the Collateral shall constitute valid, enforceable and perfected first priority Liens, and shall be prior to all other Liens, now existing or hereafter arising, in favor of any other creditor or other Person; and

(C)           the Administrative Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Administrative Agent or any Lender to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments or to otherwise perfect the Administrative Agent’s Liens under applicable non-bankruptcy law.

ARTICLE XI
The Agents

Section 11.01 Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  If a Default has occurred and is continuing, no Agent other than the Administrative Agent shall have any obligation to perform any act in respect thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05   Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06   Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders in writing, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause upon written notification by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or after receiving notification of removal of the Administrative Agent, then the retiring or to be removed Administrative Agent, as the case may be, may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article XI and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Agents as Lenders.  Each Person serving as an Agent hereunder, if such Person is also a Lender, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates, subject to applicable law, may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance.

(a)           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of their respective Affiliates.  In this regard, each Lender acknowledges that Munsch Hardt Kopf & Harr, P.C. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b)           The Lenders acknowledge that the Administrative Agent and the Arranger are acting solely in administrative capacities with respect to the structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in their capacity as Lenders hereunder.  In structuring, arranging or syndicating the Loans, each Lender acknowledges that the Administrative Agent and/or Arranger may be or may have been an Agent or Lender under the Notes, the Pre-Petition Secured Indebtedness, other loans or other securities and waives any existing or future conflicts of interest associated with the their role in such other debt instruments.  If in its administration of the Loans or any other debt instrument, the Administrative Agent determines (or is given written notice by any Lender that a conflict exists and the Administrative Agent determines that such a conflict actually exists), then it shall eliminate such conflict within ninety (90) days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken while such conflict existed.

Section 11.09 Administrative Agent May File Proofs of Claim.

The Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove an administrative claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the Claims of the Lenders and the Administrative Agent (including any Claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and in-house and outside-retained counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.05 and 13.03) allowed in the Bankruptcy Cases or other applicable proceeding; and

(b)           to collect and receive any monies or other Property payable or deliverable on any such Claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.05 and 13.03.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens.  Each Lender and the Issuing Bank hereby irrevocably authorizes the Administrative Agent, at the Administrative Agent’s option and in its discretion, to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (a) upon termination of the Aggregate Commitments and payment in full of all of the Indebtedness (other than contingent indemnification obligations), (b) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (c) to the extent that it involves a release of Liens on Collateral that is less than all or substantially all of the Collateral, solely to the extent previously consented or directed by the Majority Lenders, or (d) to the extent that it involves a release of Liens on all or substantially all of the Collateral, solely in accordance with, and subject to, Section 13.02.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11 The Arranger and other Agents.  The Arranger and all other Agents, other than the Administrative Agent, shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than (a) as specifically set forth in the Loan Documents and (b) in their capacity as Lenders hereunder.

ARTICLE XII
Releases

Section 12.01 Release.

(a)           On the Effective Date, each of the Debtor Releasing Parties fully, knowingly, unconditionally, completely and irrevocably releases, acquits, and forever discharges each of the Released Parties, to the fullest extent permitted by applicable state and federal law, from (or with respect to):

(i)           any and all acts and omissions of the Released Parties, whether certain or indefinite, known or unknown, which have existed, or may have existed or do exist, whether at law, in equity or otherwise, on or prior to the Effective Date, and

(ii)           any and all Claims of the Debtor Releasing Parties, whether certain or indefinite, known or unknown, which have existed, or may have existed or do exist, whether at law, in equity or otherwise, on or prior to the Effective Date, against any of the Released Parties, in each case under clauses (i) and (ii) immediately above, in any manner whatsoever relating to, created by, arising out of, concerning or in connection with (y) the Pre-Petition First Lien Credit Agreement, the Pre-Petition Second Lien Credit Agreement, and the other respective Pre-Petition Loan Documents, as the case may be, and each of the transactions relating thereto including, without limitation, the negotiations of any and all disputes thereunder and the negotiation, execution and delivery of this Article XII, or (z) any breach, default, violation, event of default, action or omission, whether actual or alleged, with respect to any agreement (whether written or oral), document or instrument, right or obligation referred to in clause (y) immediately above (including all related Claims, collectively, the "Released Matters").

(b)           Each of the Debtor Releasing Parties acknowledges that it understands that the releases contained in this Section 12.01 are an essential and material requirement of this Agreement and the Administrative Agent and the Lenders would not have entered into this Agreement absent the releases contained herein.  Each of the Debtor Releasing Parties represents and warrants that (i) it has the requisite authority to release and forever discharge the Released Matters, (ii) it has not nor purported to sell, convey, assign or otherwise transfer any right, title or interest in any Released Matters (or any portion thereof) to any other Person and it is the sole owner of the Released Matters free and clear of any and all liens, encumbrances, rights of first refusal, options, or buy/sell agreements, (iii) the foregoing releases constitute a full, complete and final release of the Released Matters, (iv) no other Person claims or has any right, title or interest in any of the Released Matters, and (v) it has had the opportunity to consult with independent counsel regarding the legal effects of the releases contained in this Section 12.01, and that it is executing such release of its own free will and accord, for the purposes and considerations set forth herein.  Each of the Debtor Releasing Parties hereby acknowledges that the releases provided for in this Article XII are binding and enforceable against it in accordance with its terms.  Each of the Debtor Releasing Parties acknowledges that it may hereafter discover facts different from or in addition to those which it now knows or believes to be true with respect to the Released Matters, and each of the Debtor Releasing Parties assumes the risk of such later discovered facts, even if they would have altered such Debtor Releasing Party's desire to enter into this Agreement.

(c)           Each of the Debtor Releasing Parties agrees that the releases provided for herein are to be construed as the broadest type of general releases as possible and shall have the benefits of the doctrines of res judicata and collateral estoppel to the fullest extent allowed by applicable law.  In addition, each of the Debtor Releasing Parties respectively agrees that (i) this Agreement will constitute a complete waiver of Claims regarding the Released Matters, regardless of their nature or value and (ii) the releases provided for herein shall remain in effect in all respects and shall not be subject to termination or rescission, notwithstanding the existence or discovery of such different or additional facts.

(d)           Each of the Debtor Releasing Parties further agrees that any provision in this Agreement to the contrary notwithstanding, in the event any Debtor Releasing Party asserts or brings any Claim against any of the Released Parties with respect to the Released Matters, there shall be expressly excluded from such Claim any and all allegations or Claims for punitive and/or exemplary damages, damages attributable to lost profits or opportunity, damages attributable to mental anguish, and damages attributable to pain and suffering, and each Debtor Releasing Party does hereby irrevocably waives and releases all such damages with respect to any and all Claims of any nature whatsoever which may arise at any time against any of the Released Parties with respect to the Released Matters.  This Section 12.01(d) is in addition to, and shall not in any way limit, any other release, covenant not to sue, or waiver by any Debtor Releasing Party in favor of any Released Party or any one of them contained in this Agreement or in any other agreement, document, order or instrument.

(e)           Notwithstanding anything to the contrary contained herein, solely for the period from July 21, 2009 through October 19, 2009, inclusive, the Creditors’ Committee shall not be deemed to be part of the Debtor Releasing Parties and shall be permitted, in accordance with the Cash Collateral Order, to pursue its rights and interests to challenge the amount, validity, enforceability, priority or extent of the Pre-Petition Secured Indebtedness or any of the Liens of the Pre-Petition Secured Parties related thereto or otherwise assert any claims or causes of action against the Pre-Petition Secured Parties on behalf of the estates of the Borrower or HPPC.  After October 19, 2009, the Creditors’ Committee shall automatically be deemed, without the consent, notice, order or authorization of, to or from any Person, to be a Debtor Releasing Party and all of its rights and interests described in this Section 12.01(e) shall automatically be deemed, without the consent, notice, order or authorization of, to or from any Person, to be part of the Released Matters.

(f)           Notwithstanding any other provision of this Agreement or any other agreement by and between any of the Loan Parties and any of the Pre-Petition Secured Parties, the period of time in which the Loan Parties may commence an action asserting that the additional Prepetition Collateral (as such term is defined in the Cash Collateral Order) constitutes avoidable transfers under Section 547 of the Bankruptcy Code shall be extended to, and including, October 19, 2009.

Section 12.02 Covenant Not to Sue.  Each of the Debtor Releasing Parties agrees and covenants that it shall not in the future assert, file, or prosecute any Claim that is released by Section 12.01 against any of the Released Parties to recover any damages or injunctive relief, whether on its own behalf or on behalf of a Person not a signatory to this Agreement.  If a Debtor Releasing Party or its successor breaches this covenant not to sue, the Released Parties sued by such Debtor Releasing Party or its successor shall be entitled to recover from that Debtor Releasing Party or its successor all attorneys' fees and costs incurred by it as a result of such breach of this covenant not to sue.  A violation or alleged violation of a term of the releases contained in Section 12.01 (e.g., a subsequent dispute among any of the Debtor Releasing Parties and any Released Party) shall not affect the validity and enforceability of the releases or the covenant not to sue granted herein in favor of the Released Parties.

Section 12.03 No Admission.  Nothing in this Agreement or any negotiations in connection herewith shall constitute or be deemed or claimed to be evidence of an admission by any Released Party of any liability, violation of law, or wrongdoing whatsoever, or the truth or untruth, or merit or lack of merit, of any Claim or defense of any Person.  Neither this Article XII nor any negotiations in connection herewith may be used in any proceeding against any Released Party for any purpose whatsoever except in respect to effectuation and enforcement of this Article XII.

ARTICLE XIII
Miscellaneous

Section 13.01 Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 13.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to it at 4110 Copper Ridge, Suite 110, Traverse City, MI 49684, Attention: Chief Financial Officer;

(ii)           if to the Administrative Agent, to it at 787 Seventh Avenue, New York, New York 10019, Attention:  Amy Kirschner, Managing Director (Telecopy No. (212) 841-2868), with a copy to BNP Paribas, 1200 Smith Street, Suite 3100, Houston, Texas 77002, Attention: Betsy Jocher (Telecopy No. (713) 659-6915);

(iii)          if to the Issuing Bank, to it at 787 Seventh Avenue, New York, New York 10019, Attention:  Amy Kirschner, Managing Director (Telecopy No. (212) 841-2868), with a copy to BNP Paribas, 1200 Smith Street, Suite 3100, Houston, Texas 77002, Attention:  Betsy Jocher (Telecopy No. (713) 659-6915); and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 13.02 Waivers; Amendments.

(a)           No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 13.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit, as applicable, shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Availability Period or the Termination Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 3.04(c), Section 6.01, Section 8.15, Section 10.03 or Section 13.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, or “Subsidiary”, without the written consent of each Lender, (vi) release any Guarantor (except as set forth in the Guaranty Agreement), release Liens on all or substantially all of the Collateral (other than as provided in Section 11.10), without the written consent of each Lender, or (vii) change any of the provisions of this Section 13.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 13.03 Expenses, Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket fees and expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all Intralinks expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket fees and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, or any demand for payment thereunder, (iv) all fees and expenses incurred by any Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any in-house and outside-retained counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 13.03, or in connection with the Loans made or Letters of Credit issued, amended, renewed or extended hereunder, as applicable, including, without limitation, all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) all reasonable fees and expenses incurred by the Pre-Petition First Lien Administrative Agent, the Pre-Petition Second Lien Administrative Agent, and each Pre-Petition First Lien Lender, including the reasonable fees, charges and disbursements of their respective in-house and outside-retained counsels, in connection with the Bankruptcy Cases.  The Borrower’s obligation to pay all of the payment obligations under this Section 13.03(a) includes, without limitation, any such payment obligations that accrue after any conversion of the Bankruptcy Cases to proceedings administered under Chapter 7 of the Bankruptcy Code.

(b)           THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING, THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED, THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 13.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section 13.03 shall be payable promptly after written demand therefor, but in no event later than ten (10) Business Days after receipt of such written demand.

Section 13.04 Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Loan Party without such consents shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 13.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)           Subject to the conditions set forth in Section 13.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund, a Person that was either a Pre-Petition First Lien Lender or a Pre-Petition Second Lien Lender or an Affiliate thereof as of the Effective Date, or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender or the Affiliate of such assignor immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(C)           any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed Assignee is itself a Lender or an Affiliate of a Lender;

(D)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(E)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F)           the Assignee shall not be a natural person, the Borrower, or any of the Borrower’s Affiliates or Subsidiaries.

(iii)           Subject to Section 13.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 13.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.04(c).

(iv)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.04(b), any written consent to such assignment required by Section 13.04(b), and the satisfaction of the conditions set forth in Section 13.04(b)(ii)(F), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 13.04(b).

(c)           (i)           Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more Lenders, Affiliates of Lenders, Approved Funds or a Person that was either a Pre-Petition First Lien Lender or a Pre-Petition Second Lien Lender as of the Effective Date (and, with the prior consent of the Administrative Agent, any Person that satisfies the conditions under Section 13.04(b)(ii)(F)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 13.02(b) that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 13.03.  Subject to Section 13.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any other funding source of such Lender, and this Section 13.04(d) shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding any other provisions of this Section 13.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 13.05 Survival; Revival; Reinstatement.

(a)           All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance, amendment, renewal or extension of any Letters of Credit, as applicable, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 13.03, Article XI and Article XII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)           To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 13.06 Counterparts; Integration; Effectiveness.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)           This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)           Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.07   Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 13.08   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 13.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 13.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)           EXCEPT FOR MATTERS WITHIN THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EXCEPT FOR MATTERS WITHIN THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)           EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 13.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 13.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)           EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.09.

Section 13.10   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 13.11 Confidentiality.

(a)           Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower, or (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.  For the purposes of this Section 13.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or a Subsidiary; provided, that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 13.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Except to the extent permitted by the Financing Orders, each Loan Party hereby agrees to maintain the confidentiality of the Fee Letter, including, without limitation, the contents thereof in communications with third parties and otherwise and to take all reasonable actions to prevent the unauthorized use or disclosure of and to protect the confidentiality of such confidential information.

Section 13.12 Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 13.12 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 13.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 13.13 EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 13.14 [Reserved]

Section 13.15 No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, Claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever; provided, however, notwithstanding the foregoing, the parties hereto acknowledge and agree that (a) the Pre-Petition First Lien Administrative Agent, the Pre-Petition Second Lien Administrative Agent and each Pre-Petition First Lien Lender are intended third party beneficiaries with respect to Section 6.01(a)(ii) and Section 13.03(a)(iv) and, as a result, such sections are also intended to be for the benefit of, and may be enforced by, such Persons and (b) each of the Released Parties not party to this Agreement are intended third party beneficiaries with respect to Article XII and, as a result, such article is also intended to be for the benefit of, and may be enforced by, such Persons.  There are no other third party beneficiaries.

Section 13.16 USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent or any of their Related Parties, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 13.17 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Issuing Bank and the Arranger are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Issuing Bank and the Arranger, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Issuing Bank and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, the Issuing Bank nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Issuing Bank and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Issuing Bank nor the Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any Claims that it may have against the Administrative Agent, the Issuing Bank and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.18  Time is of the Essence.  The parties agree that time is of the essence with respect to all provisions of this Agreement and the other Loan Documents.

Section 13.19  No Personal Liability of Directors, Officers, Employees and Stockholders.  No director, officer, employee, consultant, advisor, contractor, incorporator or stockholder of the Borrower or any Guarantor shall have any personal liability for any representations and warranties of the Borrower or any Guarantor under this Agreement, or the other Loan Documents or for any claim based on, or in respect of, or by reason of such representations and warranties or their creation.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	AURORA OIL & GAS CORPORATION, a Debtor and Debtor-in-Possession, as Borrower

	By:	/s/ Sanford Edlein
Name: Sanford Edlein
Title: Chief Restructuring Officer

GUARANTOR:	HUDSON PIPELINE & PROCESSING CO., LLC., a Debtor and Debtor-in-Possession, as a Guarantor

	By:	Aurora Oil & Gas Corporation,
a Debtor and Debtor-in-Possession,
as its sole manager

		By:	/s/ Sanford Edlein
Name: Sanford Edlein
Title: Chief Restructuring Officer

Signature Page – Amended and Restated Credit Agreement – 1

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:	BNP PARIBAS, as Administrative Agent, Issuing Bank and Lender

	By:	/s/ Claudia DeSimio
	Name:	Claudia DeSimio
	Title:	Vice President

	By:	/s/ Amy Kirschner
	Name:	Amy Kirschner
	Title:	Managing Director

Signature Page – Amended and Restated Credit Agreement – 2

OTHER LENDERS:	COMERICA BANK, as Lender

	By:	/s/ Robin Kain
	Name:	Robin Kain
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION,
as Lender

	By:	/s/ Scott D. Randle
	Name:	Scott D. Randle
	Title:	Vice President

Signature Page – Amended and Restated Credit Agreement – 3

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Commitments
BNP Paribas	$1,250,000.00
Comerica Bank	$875,000.00
KeyBank National Association	$875,000.00
TOTAL	$3,000,000.00

Annex I - 1

EXHIBIT A
FORM OF NOTE

$[___________]	[__________], 20[__]

FOR VALUE RECEIVED, Aurora Oil & Gas Corporation, a Utah corporation (the “Borrower”) hereby promises to pay to the order of [________________] (the “Lender”), at the principal office of BNP Paribas (the “Administrative Agent”), the principal sum of [__________] Dollars ($[_____________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Debtor-In-Possession Credit Agreement, dated as of October 6, 2009 (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”), among the Borrower, Hudson Pipeline & Processing Co., LLC, the Administrative Agent, BNP Paribas, as Issuing Bank, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder.  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

AURORA OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit A - 1

EXHIBIT B
FORM OF BORROWING REQUEST

[____________], 20[_]

Aurora Oil & Gas Corporation, a Utah corporation (the “Borrower”), pursuant to Section 2.03 of the Debtor-In-Possession Credit Agreement, dated as of October 6, 2009 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Hudson Pipeline & Processing Co., LLC, BNP Paribas, as Administrative Agent and Issuing Bank, and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)           Aggregate amount of the requested Borrowing is $[_________________];

(ii)           Date of such Borrowing is [___________], 20[_];

(iii)           Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)           In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [_________________];

(v)           Total aggregate Revolving Outstanding Amounts on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[_____________]; and

(vi)           Pro forma total aggregate Revolving Outstanding Amounts (giving effect to the requested Borrowing) is $[________________]; and

(vii)           Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[______________________]
[______________________]
[______________________]
[______________________]
[______________________]

Exhibit B - 1

The undersigned certifies that he/she is the [______________] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

AURORA OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit B - 2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST

[_______________], 20[_]

Aurora Oil & Gas Corporation, a Utah corporation (the “Borrower”), pursuant to Section 2.04 of the Debtor-In-Possession Credit Agreement, dated as of October 6, 2009 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Hudson Pipeline & Processing Co., LLC, BNP Paribas, as Administrative Agent and Issuing Bank, and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)           The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [_____________];

(ii)           The effective date of the election made pursuant to this Interest Election Request is [______________], 20[_];[and]

(iii)           The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [______________]].

The undersigned certifies that he/she is the [_______________] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

AURORA OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit C - 1

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [____________] of Aurora Oil & Gas Corporation, a Utah corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  With reference to the Debtor-In-Possession Credit Agreement, dated as of October 6, 2009 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”), among the Borrower, Hudson Pipeline & Processing Co., LLC, BNP Paribas, as Administrative Agent and Issuing Bank, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)           The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b)           The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c)           Since the Petition Date, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, except (i) the continuation of the Bankruptcy Cases and (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof [or specify event].

(d)           There exists no Default or Event of Default [or specify Default and describe].

EXECUTED AND DELIVERED this [_________] day of [_________________].

AURORA OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit D - 1

EXHIBIT E-1
SECURITY INSTRUMENTS

1)	Debtor and Debtor-In-Possession Guaranty and Collateral Agreement dated as of October 6, 2009 by the Borrower and the Guarantors, in favor of the Administrative Agent and the Lenders.

2)	Financing Statements which may be filed in respect of item 1 by:
(a) the Borrower
(b) HPPC

3)	Any Stock Powers which may be delivered in respect of item 1 by HPPC.

Exhibit E-1 - 1

EXHIBIT E-2
FORM OF DEBTOR-IN-POSSESSION GUARANTY AND COLLATERAL AGREEMENT

[to be attached]

Exhibit E-2 - 1

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Aurora Oil & Gas Corporation

4.	Administrative Agent:	BNP Paribas, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Debtor-In-Possession Credit Agreement dated as of October 6, 2009 among the Borrower, Hudson Pipeline & Processing Co., LLC, the Lenders parties thereto, BNP Paribas, as Administrative Agent and Issuing Bank, and the other agents parties thereto

6.	Assigned Interest:

Exhibit F - 1

Commit Assigned	Aggregate Amount of Loans for all Lenders/Aggregate Commitments	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit F - 2

[Consented to and Accepted:

BNP Paribas, as Administrative Agent

By
Title:

By
	Title:	][1]

[Consented to:

AURORA OIL & GAS CORPORATION

By:
Name:
Title:	][2]

1 If required pursuant to Section 12.04 of the Credit Agreement.
2 If required pursuant to Section 12.04 of the Credit Agreement.

Exhibit F - 3

ANNEX 1

AURORA OIL & GAS CORPORATION DEBTOR-IN-POSSESSION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial reports delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit F - 4

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit F - 5

EXHIBIT G

INTERIM ORDER

[To be attached]

Exhibit G - 1

EXHIBIT H

AGREED BUDGET

[To be attached]

Exhibit H - 1

SCHEDULE 7.05

LITIGATION

Frontier Energy LLC v Aurora Energy, Ltd., Case No. 08-995-21-CH, in the Circuit Court for Charlevoix County, Michigan.

Frontier Energy LLC (“Frontier”) is suing Aurora Energy, Ltd. (“Aurora Energy”) claiming that Aurora Energy has materially breached the lease by failing to submit to an audit, by failing to operate as reasonably prudent operator, and by failing to pay all royalties due to Frontier under the lease.  Frontier is requesting money damages, specific performance and an accounting.

Further, Frontier filed a Supplemental Complaint against Aurora Energy seeking to recover the cost of the Martindale audit which is approximately $138,095.  With the cost of the audit, Frontier is seeking more than $1.1 million in damages.

Schedule 7.05 - 1

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

In the most recent correspondence with the State of Michigan, Aurora Oil & Gas Corporation (the “Borrower”) received two letters dated August 19, 2009.  In these letters, the Michigan Department of Environmental Quality provided the Borrower with Amended Violation Notices, which required the Borrower to plug certain producing and shut-in natural gas wells, one (1) Salt Water Disposal well, remove certain production lines and close a cuttings pit in its Arrowhead, Tomahawk, Blue Chip, and Gaylord Fishing Club projects.  Certain wells must be addressed by September 30, 2009 and certain other wells must be addressed by January 1, 2010.  This amounts to 34 total wells in Michigan with an estimated plugging and restoration cost of approximately $380,000.  Warnings of Noncompliance have also been received on nine (9) shut-in natural gas wells in the State of Indiana, which require the Borrower to plug or temporarily abandon these wells.  The Borrower is taking action within the required timeline to temporarily abandon six (6) of the nine (9) wells by October [__], 2009 at a projected cost of approximately $30,000.  Presently, plans for corrective action on the remaining three (3) wells are pending further requirements from the State of Indiana.

Additionally, the Borrower’s 25% minority ownership of the Vipont mining operation under Mine Permit No. S/003/035 presents potential environmental exposure.  A full environmental assessment has not been completed, but preliminary assessments have suggested that certain environmental concerns may represent a maximum liability in excess of $1 million.  In a 1995 report published by Behre Dolbear, it was reported that “a Superfund investigation was underway by the Utah Department of Environmental Quality (UDEQ) acting as a contractor to U.S. Environmental Protection Agency (EPA).  That investigation was complete in June 1995 and apparently resulted in a recommendation that the site be scored for possible listing on the National Priorities List.  Such scoring was apparently not carried out, as that recommendation remains on EPA’s website.  Although it is possible if conditions at the site were somehow to worsen or complaints received, the process could be resumed, it seems unlikely after the passing of 12 years.”

Schedule 7.06 - 1

SCHEDULE 7.14

SUBSIDIARIES AND PARTNERSHIPS

Name of Subsidiary	Jurisdiction and entity	Entity number

Aurora Oil & Gas Corporation	Utah Corporation	608892-0142

Celebration Mining Company	Washington corporation	601525229

Aurora Operating, L.L.C. (Aurora Oil & Gas Corporation owns 71%)	Michigan limited liability company	B71015

Hudson Pipeline & Processing Co., LLC (Aurora Oil & Gas Corporation owns 93.6%)	Michigan limited liability company	B0008T

Indiana Royalty Trustory, L.L.C. (Aurora Oil & Gas Corporation owns 51%)	Michigan limited liability company	B24031

Schedule 7.14 - 1

SCHEDULE 7.18

GAS IMBALANCES

None

Schedule 7.18 - 1

SCHEDULE 7.19

MARKETING CONTRACTS

None.

Schedule 7.19 - 1

SCHEDULE 7.20

SWAP AGREEMENTS

None

Schedule 7.20 - 1

SCHEDULE 8.13

EXISTING ACCOUNTS

Bank	Account Name	Type of Account

Charles Schwab & Co.	Aurora Oil & Gas Corporation	Investment
JPMorgan Chase & Co.	Aurora Oil & Gas Corporation	Operating/Concentration
JPMorgan Chase & Co.	Aurora Oil & Gas Corporation	Disbursement
Northwestern Bank	Aurora Oil & Gas Corporation	Operating/Concentration
Northwestern Bank	Aurora Oil & Gas Corporation	Disbursement
Northwestern Bank	Aurora Oil & Gas Corporation	General Checking
Northwestern Bank	Aurora Oil & Gas Corporation	Money Market
Northwestern Bank	Aurora Operating, LLC	Operating
Northwestern Bank	Celebration Mining Company	Operating
Charles Schwab & Co.	Hudson Pipeline & Processing Co., LLC	Investment
JPMorgan Chase & Co.	Hudson Pipeline & Processing Co., LLC	Operating
National City	Indiana Royalty Trustory, LLC	Operating

Schedule 8.13 - 1

SCHEDULE 9.02

DEBT

1.  Pre-Petition First Lien Credit Agreement (as amended on June 12, 2008, and February 12, 2009).

2.  Certain indebtedness related to the Settlement Amount of Early Termination of all outstanding transactions under the 1992 ISDA Master Agreement between BNP Paribas and Aurora Oil & Gas Corporation, dated as of February 21, 2006.

3.  Pre-Petition Second Lien Credit Agreement (as amended on June 12, 2008).

4.  Promissory Note, dated September 19, 2005 (as amended on February 14, 2008 and May 26, 2009) by and between Aurora Oil & Gas Corporation, as borrower, and Northwestern Bank, as lender.

5.  Irrevocable Letter of Credit, dated December 1, 2006, and renewed annually thereafter, provided by Northwestern Bank in favor of the Utah Division of Oil, Gas and Mining on behalf of Aurora Oil & Gas Corporation, related to the Vipont mining operation under Mine Permit No. S/003/035 which is owned by Celebration Mining Company, a subsidiary owned 100% by Aurora Oil & Gas Corporation.

Schedule 9.02 - 1

SCHEDULE 9.03

LIENS

None

Schedule 9.03 - 1

SCHEDULE 9.05

INVESTMENTS

None

Schedule 9.05 - 1

SCHEDULE 9.17

EXCEPTIONS TO PROHIBITED CONTRACTS

None

Schedule 9.17 - 1